BROOKFIELD INVESTMENT MANAGEMENT INC.
FORM OF SECOND AMENDMENT TO THE
FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of [                                                                                     ], 2014, to the Fund Sub-Administration Servicing Agreement, dated as of September 20, 2011, as amended on November 15, 2013 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT MANAGEMENT INC. (the “Company”), with respect to the BROOKFIELD INVESTMENT FUNDS (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Amended Exhibit A to the Agreement to add the Brookfield Real Assets Securities Fund and to remove the Brookfield Global High Yield Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties hereby agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Second Amended Exhibit A attached hereto:

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT MANAGEMENT INC.	U.S. BANCORP FUND SERVICES, LLC

By: ________________________	By: ________________________

Name:	Name:

Title:	Title:

Second Amended Exhibit A
to the Fund Sub-Administration Servicing Agreement – Brookfield Investment Management Inc.

Fund Names

Separate Series of Brookfield Investment Funds

Name of Series
Brookfield Global Listed Real Estate Fund
Brookfield Global Listed Infrastructure Fund
Brookfield U.S. Listed Real Estate Fund
Brookfield Real Assets Securities Fund